Dutton Associates Raises Sky Petroleum Price Target to $3.90

AUSTIN, TX -- 04/10/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, is pleased to announce that on April 6, 2006, Richard R. Wolfe, CFA of Dutton Associates, reiterated his Buy rating and raised his target price to $3.90.

The following is from the Research Note:

"Based on our review of Sky Petroleum's recently filed annual report on Form 10-K for the year ended December 31, 2005, we are raising our target price on SKPI shares. The new target price is $3.90 and reflects accumulating evidence from SKPI's ongoing drilling program in the Mubarek Field offshore United Arab Emirates. We now believe that our base-case scenario for Mubarek productivity deserves to be assigned a higher probability, and the effect, in our earnings/cash flow model, is to push our estimate of the company's valuation substantially higher (using a combination of cash-flow based and asset-value based valuation methods). We arrive at a median figure for valuation per common share of $3.90, and accordingly, we have set that figure ($3.90 per share) as our new target price for SKPI shares. The new target price is 22% higher than the most recent close (April 5, 2006) of $3.19 per share, and we therefore reaffirm our BUY rating on the shares."

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

About Dutton Associates

Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company's 29 analysts are primarily CFA charterholders with, on average, over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com